Exhibit 99.1

Contact:	Randall J. Larson, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS AND SCHEDULES CONFERENCE CALL

May 8, 2008	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced (1) its financial results for the three months ended March 31, 2008 and (2) that it has scheduled a conference call for Monday, May 12, 2008 at 10:00 a.m. (ET).

FINANCIAL RESULTS

An overview of the financial performance for the three months ended March 31, 2008, as compared to the three months ended March 31, 2007, includes:

•                  Quarterly net earnings increased to $6.2 million from $5.8 million.  Net earnings per limited partner unit—basic increased to $0.48 per unit from $0.33 per unit.

•                  Quarterly operating income decreased to $8.0 million from $9.7 million due principally to:

•                  Quarterly revenue increased to $33.8 million from $32.7 million due to increases in revenue at the Gulf Coast and Brownsville terminals of approximately $1.3 million and $1.1 million, respectively, and decreases at the Midwest and Southeast terminals of approximately $0.6 million and $0.7 million, respectively.

•                  Quarterly direct operating costs and expenses increased to $15.5 million from $13.9 million due principally to increases in direct operating costs at the Gulf Coast and Brownsville terminals of $1.5 million and $0.9 million, respectively, offset by a decrease in direct operating costs at the Midwest, River and Southeast terminals of $0.3 million, $0.1 million and $0.4 million, respectively.

•                  Increased direct general and administrative expenses, allocated general and administrative expenses, reimbursements of bonus awards, and depreciation expense of $0.2 million, $0.1 million, $0.4 million and $0.8 million, respectively.

•                  The distribution declared per limited partner unit increased to $0.57 per unit from $0.47 per unit.

Adjusted operating surplus generated during the three months ended March 31, 2008 was $10.3 million and distributions allocable to the period were $7.6 million.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our adjusted operating surplus.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

CONFERENCE CALL

TransMontaigne Partners L.P. also announced that it has scheduled a conference call for Monday May 12, 2008 at 10:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(888) 428-4480

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 12:00 p.m. (ET) on Monday, May 12, 2008 until 11:59 p.m. (ET) on Monday, May 19, 2008 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  922090

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which was filed on May 8, 2008 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	March 31, 2008	March 31, 2007
Income Statement Data
Revenues	$33,824	$32,700
Direct operating costs and expenses	(15,467)	(13,945)
Direct general and administrative expenses	(1,073)	(894)
Operating income	7,956	9,723
Net earnings	6,202	5,812
Net earnings allocable to limited partners	5,998	2,410
Net earnings per limited partner unit—basic	$0.48	$0.33

	March 31, 2008	December 31, 2007
Balance Sheet Data
Property, plant and equipment, net	$424,763	$417,827
Goodwill	24,737	24,737
Total assets	477,636	460,818
Long-term debt	135,000	132,000
Partners’ equity	312,182	312,830

Selected results of operations data for each of the quarters in the years ended December 31, 2008 and 2007 are summarized below (in thousands):

	Three months ended				Year ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
Revenues	$33,824	—	—	—	—
Direct operating costs and expenses	(15,467)	—	—	—	—
Direct general and administrative expenses	(1,073)	—	—	—	—
Allocated general and administrative expenses	(2,507)	—	—	—	—
Allocated insurance expense	(713)	—	—	—	—
Reimbursement of bonus awards	(375)	—	—	—	—
Depreciation and amortization	(5,733)	—	—	—	—
Operating income	7,956	—	—	—	—
Other expense, net	(1,754)	—	—	—	—
Net earnings	$6,202	—	—	—	—

	Three months ended				Year ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Revenues	$32,700	$32,204	$31,921	$34,826	$131,651
Direct operating costs and expenses	(13,945)	(15,262)	(14,413)	(17,066)	(60,686)
Direct general and administrative expenses	(894)	(461)	(288)	(1,348)	(2,991)
Allocated general and administrative expenses	(2,456)	(2,467)	(2,489)	(2,489)	(9,901)
Allocated insurance expense	(717)	(717)	(717)	(686)	(2,837)
Reimbursement of bonus awards	—	(375)	(375)	(375)	(1,125)
Depreciation and amortization	(4,965)	(5,430)	(5,481)	(5,556)	(21,432)
Operating income	9,723	7,492	8,158	7,306	32,679
Other expense, net	(3,911)	(3,279)	(242)	(105)	(7,537)
Net earnings	$5,812	$4,213	$7,916	$7,201	$25,142

Our acquisition of the Southeast Terminals from TransMontaigne Inc. on December 31, 2007 has been accounted for as a transaction among entities under common control and, accordingly, prior periods include the activity of the Southeast Terminals.

ATTACHMENT B

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units.  Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest.  The following summarizes our Adjusted Operating Surplus generated during the periods indicated (in thousands):

	January 1, 2008 through March 31, 2008	January 1, 2007 through December 31, 2007	Cumulative since inception

Net earnings	$6,202	$15,098	$32,207
Depreciation and amortization	5,733	13,317	30,246
Amounts due under long-term terminaling services agreements, net	(423)	(309)	(732)
Capitalized interest cost	(191)	(116)	(307)
Amortization and acceleration (reversal) of deferred equity-based compensation	(31)	67	4,275

Compensation expense on distributions paid to holders of restricted units	—	—	253

Distributions paid to holders of restricted phantom units	(5)	(20)	(75)

Cash reserved for repurchase of common units	(16)	(54)	(1,770)

Maintenance capital expenditures	(939)	(2,745)	(5,603)

“Adjusted Operating Surplus” generated during the period (1)	$10,330	$25,238	$58,494

Actual distribution for the period of all common units, subordinated units and the general partner interest:

Distribution attributable to units outstanding during the period	$7,627	$21,648	$49,149

Distribution payable on units issued in the secondary offering for the period prior to date of issuance	—	1,614	1,614

	$7,627	$23,262	$50,763

	January 1, 2008 through March 31, 2008	January 1, 2007 through December 31, 2007	Cumulative since inception

Minimum distribution for the period on all common units, subordinated units and the general partner interest:

Distribution attributable to units outstanding during the period	$5,079	$16,971	$41,026

Distribution payable on units issued in the secondary offering for the period prior to date of issuance	—	1,243	1,243

	$5,079	$18,214	$42,269

(1)         For purposes of this presentation, we have calculated Adjusted Operating Surplus in accordance with the terms of our partnership agreement.  As a result, the difference between net earnings, depreciation and amortization, and maintenance capital expenditures for the periods presented above and such amounts presented in our historical financial statements prepared in accordance with generally accepted accounting principles represent the effects of including the Southeast Terminals, Brownsville terminal, River facilities and Mobile terminal for the periods prior to their acquisition by us from TransMontaigne Inc.  The net earnings, depreciation and amortization, and maintenance capital expenditures for the Southeast Terminals for the period January 1, 2007 through December 31, 2007 are approximately (in thousands) $10,044, $8,115 and $6,855, respectively.  The net earnings, depreciation and amortization, and maintenance capital expenditures for the Southeast Terminals for the period September 1, 2006 through December 31, 2006 are approximately (in thousands) $4,751, $2,562 and $428, respectively. The net earnings, depreciation and amortization, and maintenance capital expenditures for the Brownsville terminal and River facilities for the period September 1, 2006 through December 31, 2006 are approximately (in thousands) $1,855, $1,777 and $374, respectively.  The net earnings, depreciation and amortization, and maintenance capital expenditures for the Mobile terminal for the period August 1, 2005 through December 31, 2005 are approximately (in thousands) $472, $268, and $nil, respectively.  The financial performance of these facilities for such periods is excluded from the computation of Adjusted Operation Surplus because it represents the financial performance of these facilities prior to the closing dates of our respective acquisitions from TransMontaigne Inc.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008.

-END-